UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):             June 22, 2012

Williams-Sonoma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14077	94-2203880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

        3250 Van Ness Avenue, San Francisco, California 94109

(Address of principal executive offices)

Registrant’s telephone number, including area code                        (415) 421-7900

                                                         N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement

On June 22, 2012, Williams-Sonoma, Inc. (the “Company”) entered into a Second Amendment to Fifth Amended and Restated Credit Agreement with Bank of America, N.A., as administrative agent, the lenders party thereto, and certain subsidiaries of the Company as guarantors (the “Second Amendment”). The Second Amendment renews and amends the terms of the Company’s Fifth Amended and Restated Credit Agreement with Bank of America, N.A., as administrative agent, letter of credit issuer and swingline lender, Wells Fargo Bank, National Association as syndication agent, JPMorgan Chase Bank, N.A. and U.S. Bank, National Association, as co-documentation agents, and the lenders party thereto, dated as of September 23, 2010. The amended credit facility provides for a $300,000,000 unsecured revolving line of credit, which may be increased in certain circumstances to a $500,000,000 unsecured revolving line of credit. The Second Amendment extends the maturity date of the credit facility to June 22, 2017 and modifies the interest rates under the credit facility, such that the Company may elect interest rates on its revolving borrowings calculated by reference to Bank of America’s prime rate (or, if greater, the average rate on overnight federal funds plus one-half of one percent, or a rate based on LIBOR plus one percent), plus a margin based on the Company’s leverage ratio ranging from 0.000% to 0.775%, or LIBOR plus a margin based on the Company’s leverage ratio ranging from 0.900% to 1.775%.

Bank of America, N.A., Wells Fargo Bank, National Association and U.S. Bank, National Association, lenders under the credit facility, are parties to certain reimbursement agreements in connection with the Company’s commercial letter of credit reimbursement facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAMS-SONOMA, INC.

Date: June 28, 2012	By:	/s/ Julie P. Whalen
Julie P. Whalen Acting Chief Financial Officer

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